Exhibit 3.1

NEXTNRG, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES c CONVERTIBLE NON-VOTING PREFERRED STOCK

NextNRG, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) is authorized to issue 5,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, 513,000 shares of which are designated as Series A Preferred Stock, par value $0.0001 per share, none of which are outstanding, and 150,000 shares of which are designated as Series B Preferred Stock, par value $0.0001 per share, 140,000 of which are outstanding.

The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Corporation’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) provide for a class of its authorized stock known as “blank check” preferred stock, consisting of 5,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series (“Preferred Stock”);

WHEREAS, the Board of Directors is authorized from time to time to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, the Board of Directors, pursuant to its authority as aforesaid and upon advice of counsel, believes it advisable and in the best interests of the Corporation and its stockholders to fix the rights, preferences, restrictions and other matters relating to a new series of Preferred Stock, which shall consist of 3,000,000 shares of the Preferred Stock which the Corporation has the authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors, the Board of Directors hereby authorizes a new series of up to 3,000,000 shares of Preferred Stock designated as the Series C Convertible Non-Voting Preferred Stock, par value $0.0001 per share, having the voting powers, designations, preferences and relative participation and other rights and qualifications, limitations and restrictions follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale of shares of Common Stock that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Conversion Amount” shall have the meaning set forth in Section 6(d)(i).

“Alternate Conversion Date” shall have the meaning set forth in Section 6(d)(i).

“Alternate Conversion Price” means the price which shall be the lower of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, and (ii) the greater of (x) the Floor Price and (y) 95% of the lowest daily VWAP of the Common Stock during the fifteen (15) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Notice of Conversion, provided, however, that from and after the occurrence and during the continuance of any Trigger Event, the reference to “95%” in clause (y) above shall be replaced with “80%”.

“Alternate Conversion Floor Amount” means an amount in cash, to be delivered by wire transfer of immediately available funds pursuant to wire instructions delivered to the Corporation by the Holder in writing, equal to the product obtained by multiplying (A) the VWAP of the Common Stock on the Trading Day immediately preceding the time that the Holder delivers the applicable Notice of Conversion and (B) the difference obtained by subtracting (I) the number of shares of Common Stock delivered (or to be delivered) to the Holder on the applicable Share Delivery Deadline with respect to such Alternate Conversion from (II) the quotient obtained by dividing (x) the applicable Conversion Amount that the Holder has elected to be the subject of the applicable Alternate Conversion, by (y) the applicable Alternate Conversion Price without giving effect to clause (x) of such definition.

“Approved Share Plan” means any employee benefit plan which has been approved by the Board of Directors prior to or subsequent to the date hereof pursuant to which Common Stock and standard options to purchase shares of Common Stock may be issued to any employee, officer or director for services provided to the Corporation in their capacity as such.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(e).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 6(c)(ii).

“Buy-In Price” shall have the meaning set forth in Section 6(c)(ii).

“Buy-In Payment Amount” shall have the meaning set forth in Section 6(c)(ii).

“Certificate of Designation” means this Certificate of Designation of preferences, rights and limitations of Series C Convertible Non-Voting Preferred Stock.

“Certificate of Incorporation” means the Corporation’s amended and restated certificate of incorporation as in effect on the date hereof, as it may be further amended and/or restated from time to time.

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“Change of Control” means any Fundamental Transaction other than (i) any merger of the Corporation or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Corporation’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation or organization of the Corporation or any of its Subsidiaries.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto

“Conversion Amount” means the sum of (i) the Stated Value at issue, (ii) all accrued and unpaid dividends and (iii) any other unpaid amounts payable by the Corporation to the Holder pursuant to the Transaction Documents through the Conversion Date.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Failure” shall have the meaning set forth in Section 6(c)(ii).

“Conversion Rate” means the amount determined by dividing (i) the Conversion Amount by (ii) the lower of (a) the Conversion Price, and (b) the Market Price.

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof.

“Delaware Courts” shall have the meaning set forth in Section 11(d).

“Eligible Market” means the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market or the Principal Market.

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“Equity Conditions” means, with respect to any given date of determination: (i) on each day during the period beginning fifteen (15) calendar days prior to such applicable date of determination and ending on and including such applicable date of determination either (x) one or more Registration Statements (as defined in the Purchase Agreement) filed pursuant to the Registration Rights Agreement (as defined in the Purchase Agreement) shall be effective and the prospectus contained therein shall be available on such applicable date of determination (with, for the avoidance of doubt, any Conversion Shares previously sold pursuant to such prospectus deemed unavailable) for the resale of all Conversion Shares to be issued in connection with the event requiring this determination (or issuable upon conversion of the Conversion Amount being redeemed, as applicable, in the event requiring this determination at the Alternate Conversion Price then in effect (without regard to any limitations on conversion set forth herein)) (each, a “Required Minimum Securities Amount”), in each case, in accordance with the terms of the Registration Rights Agreement and there shall not have been during such period any Grace Periods (as defined in the Registration Rights Agreement) or (y) all Registrable Securities (as defined in the Registration Rights Agreement) shall be eligible for sale pursuant to Rule 144 (as defined in the Purchase Agreement) without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the shares of Series C Preferred Stock) and no Current Public Information Failure (as defined in the Registration Rights Agreement) exists or is continuing; (ii) on each day during the period beginning fifteen (15) calendar days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock (including all Registrable Securities) is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than one (1) day and occurring prior to the applicable date of determination due to business announcements by the Corporation) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (A) a writing by such Eligible Market or (B) the Corporation falling below the minimum listing maintenance requirements of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (iii) during the Equity Conditions Measuring Period, the Corporation shall have delivered all Conversion Shares on a timely basis and all other shares of capital stock required to be delivered, and paid all amounts required to be paid, by the Corporation on a timely basis as set forth in the other Transaction Documents; (iv) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination) may be issued in full without violating Section 6(e) hereof; (v) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without violating the rules or regulations of the Eligible Market on which the shares of Common Stock are then listed or designated for quotation (as applicable); (vi) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (vii) the Corporation shall have no knowledge of any fact that would reasonably be expected to cause (1) any Registration Statement required to be filed pursuant to the Registration Rights Agreement to not be effective or the prospectus contained therein to not be available for the resale of the applicable Required Minimum Securities Amount of Registrable Securities in accordance with the terms of the Registration Rights Agreement or (2) any Registrable Securities to not be eligible for sale pursuant to Rule 144 without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Series C Preferred Stock) and no Current Public Information Failure exists or is continuing; (viii) the Holders shall not be in possession of any material, non-public information provided to any of them by the Corporation, any of its Subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or the like; (ix) on each day during the Equity Conditions Measuring Period, the Corporation otherwise shall have been in compliance with each, and shall not have breached any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, including, without limitation, the Corporation shall not have failed to timely make any payment pursuant to any Transaction Document; (x) on the applicable date of determination (A) the Corporation does not have a number of authorized and unreserved shares of Common Stock greater than or equal to Required Reserve Amount (an “Authorized Share Failure”) and (B) all shares of Common Stock to be issued in connection with the event requiring this determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without resulting in an Authorized Share Failure; (xi) on each day during the Equity Conditions Measuring Period, there shall not have occurred and there shall not exist a Mandatory Redemption Event or an event that with the passage of time or giving of notice would constitute a Mandatory Redemption Event; (xii) no bona fide dispute shall exist, by and between any Holder, the Corporation, the Principal Market (or such applicable Eligible Market on which the shares of Common Stock are then principally traded) and/or FINRA with respect to any term or provision of the Series C Preferred Stock or any other Transaction Document and (xiii) the shares of Common Stock issuable pursuant the event requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on an Eligible Market.

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“Equity Conditions Failure” means that on any day during the period commencing fifteen (15) Trading Days prior to the applicable date of determination, the Equity Conditions have not been satisfied (or waived in writing by the Required Holders).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Securities” means (i) shares of Common Stock or standard options to purchase shares of Common Stock to directors, officers or employees of the Corporation in their capacity as such pursuant to an Approved Share Plan or such agreements with such directors, officers or employees of the Corporation existing as of the date hereof, provided that the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the Holders; (ii) shares of Common stock issued upon the conversion or exercise of Common Stock Equivalents (other than standard options to purchase shares of Common Stock issued pursuant to an Approved Share Plan or such agreements with such directors, officers or employees of the Corporation existing as of the date of this Agreement that are covered by clause (i) above) issued prior to the date hereof, provided that the conversion, exercise or other method of issuance (as the case may be) of any such Convertible Security (as defined in the Purchase Agreement) is made solely pursuant to the conversion, exercise or other method of issuance (as the case may be) provisions of such Common Stock Equivalents that were in effect on the date immediately prior to the date of this Agreement, the conversion, exercise or issuance price of any such Common Stock Equivalents (other than standard options to purchase shares of Common Stock issued pursuant to an Approved Share Plan or such agreements with such directors, officers or employees of the Corporation existing as of the date of this Agreement that are covered by clause (i) above) is not lowered, none of such Common Stock Equivalents (other than standard options to purchase shares of Common Stock issued pursuant to an Approved Share Plan or such agreements with such directors, officers or employees of the Corporation existing as of the date of this Agreement that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Common Stock Equivalents (other than standard options to purchase shares of Common Stock issued pursuant to an Approved Share Plan or such agreements with such directors, officers or employees of the Corporation existing as of the date of this Agreement that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Holders; (iii) the Conversion Shares.

“Floor Price” means the greater of (i) $0.135 and (ii) the Nasdaq Floor Price (as defined below).

“Fundamental Transaction” means (i) that the Corporation shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another Subject Entity, (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation or any of its Significant Subsidiaries to one or more Subject Entities or (C) make, or allow one or more Subject Entities to make, or allow the Corporation to be subject to or have its shares of Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (D) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or affiliated with any Subject Entity making or party to, such stock or share purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its shares of Common Stock, (ii) that the Corporation shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate voting power represented by issued and outstanding shares of Common Stock, (y) at least 50% of the aggregate voting power represented by issued and outstanding shares of Common Stock not held by all such Subject Entities as of the date of this Certificate of Designations calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Corporation sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Corporation to surrender their shares of Common Stock without approval of the shareholders of the Corporation or (iii) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction. Notwithstanding the foregoing, a merger, consolidation or other business combination transaction in which the Corporation continues as the surviving corporation and the shares of Common Stock continue to registered under the Exchange Act and traded on the Principal Market immediately following such transaction shall not constitute a “Fundamental Transaction”.

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“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and defined in Rule 13d-5 thereunder.

“Holder” shall have the meaning given such term in Section 2.

“Holder Optional Redemption” shall have the meaning set forth in Section 10(a).

“Holder Optional Redemption Amount” shall have the meaning set forth in Section 10(a).

“Holder Optional Redemption Date” shall have the meaning set forth in Section 10(a).

“Holder Optional Redemption Notice” shall have the meaning set forth in Section 10(a).

“Holder Optional Redemption Notice Date” shall have the meaning set forth in Section 10(a).

“Holder Optional Redemption Price” shall have the meaning set forth in Section 10(a).

“Indebtedness” means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with general accepted accounting principles) (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

“Liens” means any preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances.

“Liquidation” shall have the meaning set forth in Section 5.

“Liquidation Funds” shall have the meaning set forth in Section 5.

“Mandatory Redemption Event” shall have the meaning set forth in Section 10(c).

“Market Capitalization” shall mean the current market capitalization of the Corporation’s Common Stock as reported by the Reporting Service.

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“Market Price” means, as of any Conversion Date or other date of determination, 95% of the lowest daily VWAP during the fifteen (15) Trading Days immediately preceding the Conversion Date or other date of determination.

“Material Adverse Effect” means, any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Corporation or any Subsidiary, individually or taken as a whole, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or any other agreements or instruments to be entered into in connection herewith or therewith or (iii) the authority or ability of the Corporation or any of its Subsidiaries to perform any of their respective obligations under any of the Transaction Documents.

“Material Agreement” means (i) any agreement or other instrument to which the Corporation or any Subsidiary is a party with respect to a Subsequent Placement (as defined in the Purchase Agreement) regardless of when such agreement or instrument was entered into, and (ii) any agreement or other instrument (a) to which the Corporation or any Subsidiary is a party involving aggregate consideration payable to or by such party of $500,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Corporation and its Subsidiaries taken as a whole or (b) any other contract, agreement, permit or license, written or oral, of the Corporation or any Subsidiary as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a material adverse affect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Corporation and its Subsidiaries taken as a whole.

“Nasdaq Floor Price” means $0.0575.

“Notice Failure” shall have the meaning set forth in Section 6(c)(ii).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Official Closing Price” shall have the meaning set forth in Section 6(b).

“Optional Redemption” shall have the meaning set forth in Section 10(a).

“Optional Redemption Amount” shall have the meaning set forth in Section 10(a).

“Optional Redemption Date” shall have the meaning set forth in Section 10(a).

“Optional Redemption Notice” shall have the meaning set forth in Section 10(a).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 10(a).

“Optional Redemption Price” shall have the meaning set forth in Section 10(a).

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Common Stock Equivalents.

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“Original Issue Date” means the date of the first issuance of any shares of the Series C Preferred Stock regardless of the number of transfers of any particular shares of Series C Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series C Preferred Stock, if applicable.

“Parity Stock” shall have the meaning set forth in Section 9.

“Per Share Redemption Price” means the quotient of (i) the product of (x) 125% and (y) the sum of (a) the Stated Value of the shares of Series C Preferred Stock being redeemed, plus (b) all accrued and unpaid dividends, if any, then outstanding on such Series C Preferred Stock, and (c) any other amounts owed by the Corporation to the Holder(s) with respect to the Series C Preferred Stock, divided by (ii) the number of shares of Series C Preferred Stock being redeemed.

“Permitted Equipment Indebtedness” means Indebtedness secured by Permitted Liens or unsecured but, in each case, as described in clauses (iv) and (v) of the definition of Permitted Liens.

“Permitted Indebtedness” means, (i) current outstanding Indebtedness as of the date hereof, (ii) Permitted Equipment Indebtedness in an aggregate amount not to exceed Two Million Dollars ($2,000,000), (iii) Indebtedness incurred or issued in connection with one or more acquisitions in an aggregate amount not to exceed Ten Million Dollars ($10,000,000); provided that such Indebtedness (A) is incurred solely by the entity (or entities) or a subsidiary thereof, acquired in such acquisition, (B) is recourse solely to, and if secured, solely secured by the assets and equity of, such acquired entity and its subsidiaries, and (C) is not guaranteed by, and does not otherwise benefit from any credit support, keepwell, indemnity, co-obligation or assumption of liability of any kind from, the Corporation or any of its Subsidiaries, (iv) project financing for the development, construction, acquisition, ownership or operation of energy projects of the Company (each, a “Project”), solely to the extent such Indebtedness: (A) is incurred solely by one or more of the Corporation’s Subsidiaries formed for the sole purpose of developing, constructing, owning or operating such Project (each, a “Project Subsidiary”), and not by the Corporation or any other Subsidiary; (B) is recourse solely to, and if secured, is secured solely by, the assets of such Project or Project Subsidiary, and is otherwise non-recourse to the Corporation or any Subsidiaries or their respective assets; (C) is not guaranteed by, and does not otherwise benefit from, any guarantee, keepwell, capital maintenance, equity contribution or completion obligation, cost-overrun guarantee, indemnity, letter of credit, co-obligation, credit support or assumption of liability of any kind from, the Corporation or any of its Subsidiaries (other than the applicable Project Subsidiary); (D) does not contain, any cross-default, cross-acceleration or cross-collateralization provision linking such Indebtedness to any obligation of the Corporation or any other Subsidiary (or vice versa); (E) provides that, upon any default, foreclosure or other exercise of remedies in respect thereof, the sole recourse of the holders of such Indebtedness shall be to the assets of such Project or Project Subsidiary of the Corporation or any Subsidiary (other than a Project Subsidiary), without any deficiency claim, judgment or other recourse against the Corporation or any other Subsidiary; and (F) is not equity-linked or convertible into equity of the Corporation or other Subsidiaries (other than a Project Subsidiary), and (v) other debt financing necessary for the Company’s operations in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) at any given time; provided, however, that no such Indebtedness shall (A) constitute a Convertible Security, (B) have any interest, principal or other payment or conversion terms that adjust, vary or reset by reference to the trading price of, or quotations for, the Common Stock, or (C) otherwise constitute a Variable Rate Transaction (as defined in the Purchase Agreement).

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“Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Corporation or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) in connection with the acquisition or refinancing of such equipment, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, in either case, with respect to Indebtedness in an aggregate amount not to exceed Three Million Dollars ($3,000,000), (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, and (vii) Liens arising from judgments, decrees or attachments.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Market” means the Nasdaq Capital Market.

“Purchase Agreement” means that certain Securities Purchase Agreement dated as of August 13, 2026 by and between the Corporation and the Holders.

“Redemption Amount” means the product of (i) the number of shares of Series C Preferred Stock being redeemed and (ii) the Per Share Redemption Price.

“Register” shall have the meaning set forth in Section 6(f).

“Registration Rights Agreement” means that certain rights agreement, dated as of August 13, 2026, between the Corporation and the Holders.

“Reporting Service” means either Bloomberg L.P. or FactSet Research Systems Inc., as determined by the Required Holders from time to time.

“Required Holders” shall have the meaning set forth in Section 4.

“Required Reserve Amount” shall have the meaning set forth in Section 6(c)(iii).

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Preferred Stock” shall have the meaning set forth in Section 9.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, $0.0001 par value per share, of the Corporation.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock, $0.0001 par value per share, of the Corporation.

“Series C Preferred Stock” shall have the meaning set forth in Section 2.

“Share Delivery Deadline” shall have the meaning set forth in Section 6(c)(i).

“Significant Subsidiary” means any Subsidiary that qualifies as a “significant subsidiary” pursuant to Rule 1-02 of Regulation S-X.

“Stated Value” shall have the meaning set forth in Section 2.

“Stockholder Approval” shall have the meaning as set forth in the Purchase Agreement.

“Stockholder Approval Date” shall have the meaning as set forth in the Purchase Agreement.

“Subsidiary” means, as of any date of determination, any Person in which the Corporation directly or indirectly, (i) owns any of the outstanding share capital or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively.

“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

“Trading Day” means a day on which the Principal Market is open for business.

“Transaction Documents” means, collectively, this Certificate of Designation, the Purchase Agreement, the Registration Rights Agreement and the Irrevocable Transfer Agent Instructions (as defined in the Purchase Agreement).

“Transfer Agent” means ClearTrust LLC, with an address at 16540 Pointe Village Dr, Ste 210, Lutz, Florida 33558 with a telephone number of (813) 235-4490, and any successor transfer agent of the Corporation.

“Trigger Event” means the occurrence and continuance of one or more of the events set forth in Section 10(c)(i), Section 10(c)(ii), Section 10(c)(iii), Section 10(c)(iv), Section 10(c)(v), Section 10(c)(viii), Section 10(c)(ix), Section 10(c)(x), Section 10(c)(xi), Section 10(c)(xii) and Section 10(c)(xiii).

“Unavailable Conversion Shares” shall have the meaning set forth in Section 6(c)(ii).

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“VWAP” for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by the Reporting Service through its “VAP” function (set to 09:30 start time and 16:00 end time) or FactSet or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by the Reporting Service, or, if no dollar volume-weighted average price is reported for such security by the Reporting Service for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Corporation and the Holder.

Section 2. Designation, Amount, Stated Value and Par Value. The series of preferred stock shall be designated as its Series C Convertible Non-Voting Preferred Stock (the “Series C Preferred Stock”) and the number of shares so designated shall be 3,000,000 (which shall not be subject to increase without the written consent of all of the holders of the Series C Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series C Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $10.00 (the “Stated Value”).

Section 3. Dividends. Each share of Series C Preferred Stock shall pay a mandatory monthly dividend, at an annual rate equal to the product of multiplying (i) the aggregate Stated Value of the shares of Series C Preferred Stock held by each Holder, by (ii) twelve and one half percent (12.5%). Such dividend shall be payable monthly in arrears in either cash or in shares of Common Stock (such shares, the “Dividend Shares”) on the first calendar day of each calendar month with the first such date being July 1, 2026; provided, however, that from and after the occurrence and during the continuance of any Mandatory Redemption Event, the Corporation shall not be eligible to pay any dividends in shares of Common Stock. In addition, subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holder of the Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors

Section 4. Voting Rights. Shares of Series C Preferred Stock will not entitle any Holders thereof to any right to vote on matters on which the holders of shares of Common Stock are entitled to vote until and unless such Holder has converted such shares of Series C Preferred Stock into Conversion Shares. Notwithstanding the foregoing, so long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then-outstanding shares of Series C Preferred Stock (the “Required Holders”), (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend this Certificate of Designation, (b) amend the Certificate of Incorporation or any other charter documents of the Corporation in any manner that adversely affects any rights of the Holders, or (c) enter into any agreement with respect to any of the foregoing.

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Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the greater of the following amounts (the “Liquidation Funds”):

(a) the aggregate Stated Value of the shares of Series C Preferred Stock and any unpaid dividends; or

(b) the amount the Holders would be entitled to receive if the shares of Series C Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) into Conversion Shares, which amounts shall be paid pari passu with all holders of Common Stock;

provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designation (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series C Preferred Stock and all holders of shares of Parity Stock.

The Corporation shall provide written notice of any such Liquidation by facsimile or email, not less than forty-five (45) days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each share of Series C Preferred Stock shall be convertible, at any time and from time to time on or after the Original Issue Date, at the option of the Holder thereof, into that number of Conversion Shares (subject to the limitations set forth in Section 6(e)) determined by dividing (i) the product of (A) the Conversion Amount with respect to such shares of Series C Preferred Stock and (B) 105% by (ii) the Conversion Price. Holders shall effect conversions of Series C Preferred Stock by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series C Preferred Stock to be converted, the number of shares of Series C Preferred Stock owned prior to the conversion at issue, the number of shares of Series C Preferred Stock owned subsequent to the conversion at issue, the number of Conversion Shares to be issued, the applicable Conversion Price and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series C Preferred Stock, a Holder shall not be required to surrender any certificate(s), if applicable, representing the shares of Series C Preferred Stock to the Corporation unless all of the shares of Series C Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate, if any, representing such shares of Series C Preferred Stock promptly following the Conversion Date at issue, if applicable.

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(b) Conversion Price. The conversion price for the Series C Preferred Stock shall equal either (i) $0.75 for all shares of Series C Preferred Stock issued on August 13, 2026 and (ii) for shares of Series C Preferred Stock issued after August 13, 2026, the greater of (A) the Floor Price and (B) 150% of the lower of (x) the closing price of the shares of Common Stock as reported by the Principal Market (the “Official Closing Price”) on the Trading Day immediately prior to the issuance date of such shares of Series C Preferred Stock and (y) the average Official Closing Price of the Common Stock for the five Trading Days immediately preceding the issuance date of such shares of Series C Preferred Stock (the “Conversion Price”). The Conversion Price shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the applicable issuance date as set forth in Section 7 hereof. The Conversion Price shall be rounded up to the nearest $0.0001.

(c) Mechanics of Conversion. Until the receipt of the Stockholder Approval, all conversions pursuant to this Section 6(c) and Section 6(d) shall be subject to the Exchange Cap.

(i) Delivery of Conversion Shares Upon Conversion. The date of receipt of a Notice of Conversion, the Corporation shall transmit by electronic mail an acknowledgment, in the form attached hereto as Annex B, of confirmation of receipt of such Notice of Conversion and representation as to whether such shares of Common Stock may then be resold pursuant to Rule 144 or an effective and available registration statement (each, an “Acknowledgement”) to the Holder and the Transfer Agent which confirmation shall constitute an instruction to the Transfer Agent to process such Notice of Conversion in accordance with the terms herein. On or before the first (1st) Trading Day following the date on which the Corporation has received a Notice of Conversion (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Notice of Conversion) (the “Share Delivery Deadline”), the Corporation shall (1) provided that the Transfer Agent is participating in FAST, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (2) if the Transfer Agent is not participating in FAST, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Notice of Conversion, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion.

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(ii) Failure to Deliver Conversion Shares. If the Corporation shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, either (I) if the Transfer Agent is not participating in FAST, to issue and deliver to the Holder (or its designee) a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Corporation’s share register or, if the Transfer Agent is participating in FAST, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of shares of Series C Preferred Stock (as the case may be) or (II) if the Registration Statement covering the resale of the shares of Common Stock that are the subject of the Notice of Conversion (the “Unavailable Conversion Shares”) is not available for the resale of such Unavailable Conversion Shares and the Corporation fails to promptly, but in no event later than as required pursuant to the Registration Rights Agreement (x) so notify the Holder and (y) deliver the shares of Common Stock electronically without any restrictive legend by crediting such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a “Notice Failure” and together with the event described in clause (I) above, a “Conversion Failure”), then, in addition to all other remedies available to the Holder, (1) the Corporation shall pay in cash to the Holder on each day after such Share Delivery Deadline that the issuance of such shares of Common Stock is not timely effected an amount equal to 1.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the applicable Share Delivery Deadline and to which the Holder is entitled, multiplied by (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the applicable Conversion Date and ending on the applicable Share Delivery Deadline and (2) the Holder, upon written notice to the Corporation, may void its Notice of Conversion with respect to, and retain or have returned (as the case may be) any portion of such Holder’s shares of Series C Preferred Stock that have not been converted pursuant to such Notice of Conversion, provided that the voiding of a Notice of Conversion shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 6(c)(ii) or otherwise. In addition to the foregoing, if on or prior to the Share Delivery Deadline either (A) if the Transfer Agent is not participating in FAST, the Corporation shall fail to issue and deliver to the Holder (or its designee) a certificate and register such shares of Common Stock on the Corporation’s share register or, if the Transfer Agent is participating in FAST, the Transfer Agent shall fail to credit the balance account of the Holder or the Holder’s designee with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder or pursuant to the Corporation’s obligation pursuant to clause (II) below or (B) a Notice Failure occurs, and if on or after such Share Delivery Deadline the Holder acquires (in an open market transaction, stock loan or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such conversion that the Holder is entitled to receive from the Corporation and has not received from the Corporation in connection with such Conversion Failure or Notice Failure, as applicable (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Corporation shall, within one (1) Business Day after receipt of the Holder’s request and in the Holder’s discretion, either: (I) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, stock loan costs and other out-of-pocket expenses, if any) for the shares of Common Stock so acquired (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Corporation’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Notice of Conversion and ending on the date of such issuance and payment under this clause (II) (the “Buy-In Payment Amount”). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the conversion of shares of Series C Preferred Stock as required pursuant to the terms hereof.

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(iii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series C Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 6) upon the conversion of the then outstanding shares of Series C Preferred Stock (the “Required Reserve Amount”). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(iv) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series C Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Series C Preferred Stock.

(v) Transfer Taxes and Expenses. The issuance of Conversion Shares upon the conversion of the Series C Preferred Stock, shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series C Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Corporation (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

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(d) Right of Alternate Conversion.

(i) Alternate Optional Conversion. Subject to Section 6(e), at any time, at the option of any Holder, such Holder may convert (each, an “Alternate Conversion”, and the date of such Alternate Conversion, an “Alternate Conversion Date”) all, or any number, of shares of Series C Preferred Stock into shares of Common Stock (such aggregate Conversion Amount of the shares of Series C Preferred Stock to be converted pursuant to this Section 6(d)(i), the “Alternate Conversion Amount”) at the Alternate Conversion Price.

(ii) Mechanics of Alternate Conversion. On any Alternate Conversion Date, a Holder may voluntarily convert any number of shares of Series C Preferred Stock held by such Holder pursuant to Section 6(c) (with “Alternate Conversion Price” replacing “Conversion Price” for all purposes hereunder with respect to such Alternate Conversion) by designating in the Notice of Conversion delivered pursuant to this Section 6(d) of this Certificate of Designation that such Holder is electing to use the Alternate Conversion Price for such conversion; provided that in the event that the Market Price used in the calculation of the Conversion Rate is lower than the Floor Price then in effect on the applicable Alternate Conversion Date, the Corporation shall deliver the applicable Alternate Conversion Floor Amount in cash to such applicable Holder on the applicable Alternate Conversion Date. Notwithstanding anything to the contrary in this Section 6(d), but subject to Section 6(e), until the Corporation delivers to such Holder the shares of Common Stock to which such Holder is entitled pursuant to the applicable Alternate Conversion of such Holder’s shares of Series C Preferred Stock, such shares of Series C Preferred Stock may be converted by such Holder into shares of Common Stock pursuant to Section 6(c) without regard to this Section 6(d). In the event of an Alternate Conversion pursuant to this Section 6(d) of all, or any portion, of any shares of Series C Preferred Stock of a Holder, such Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any redemption premium due under this Section 6(d)(ii), together the Alternate Conversion Price used in such Alternate Conversion, as applicable, is intended by the parties to be, and shall be deemed, a reasonable estimate of, such Holder’s actual loss of its investment opportunity and not as a penalty.

(e) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series C Preferred Stock, and a Holder shall not have the right to convert any portion of the Series C Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Series C Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series C Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(e) applies, the determination of whether the Series C Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series C Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series C Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series C Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series C Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Series C Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of the Conversion Shares to the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(e) applicable to its Series C Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of the Conversion Shares to the Holder and the provisions of this Section 6(e) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series C Preferred Stock.

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(f) Registration; Book-Entry. At the time of issuance of any shares of Series C Preferred Stock, the applicable Holder shall receive such shares of Series C Preferred Stock in book-entry form unless the Holder requests by written request (including by electronic-mail) to the Corporation to receive such shares of Series C Preferred Stock in the form of one or more stock certificates. The Corporation or the Transfer Agent shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each share of Series C Preferred Stock and the Stated Value and Conversion Price of such shares of Series C Preferred Stock and whether such shares of Series C Preferred Stock are held by such Holder in certificate or in book-entry form. The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each Holder shall treat each Person whose name is recorded in the Register as the owner of a shares of Series C Preferred Stock for all purposes notwithstanding notice to the contrary. A registered share of Series C Preferred Stock may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more registered shares of Series C Preferred Stock by such Holder thereof and an opinion of counsel reasonably satisfactory to the Corporation, the Corporation or Transfer Agent, as applicable, shall record the information contained therein in the Register and issue one or more new registered shares of Series C Preferred Stock in the same aggregate Stated Value and Conversion Price as the Stated Value of the surrendered registered shares of Series C Preferred Stock to the designated assignee or transferee.

(g) Primary Market Limitation. Notwithstanding anything in this Certificate of Designation to the contrary, the Corporation shall not issue any shares of Common Stock upon conversion of shares of Series C Preferred Stock, or otherwise, if the issuance of such shares of Common Stock, together with the Company’s May 2026 issuance of 10,000,000 shares of Common Stock, the issuance of shares of Common Stock upon the conversion of any shares of Series C Preferred Stock issuable pursuant to the Purchase Agreement and with any other related transactions that may be considered part of the same series of transactions, would exceed the aggregate number shares of Common Stock that the Corporation may issue in a transaction in compliance with the Corporation’s obligations under the rules or regulations of the Principal Market and shall be referred to as the “Exchange Cap,” except that such limitation shall not apply if the Corporation has obtained Stockholder Approval.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series C Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Notwithstanding the foregoing, the Corporation shall not declare and pay a stock dividend or otherwise make a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalent if an Equity Conditions Failure exists and for so long as such Equity Conditions Failure continues.

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(b) Dilutive Issuance. If and whenever on or after the date hereof the Corporation grants, issues or sells (or enters into any agreement to grant, issue or sell), or in accordance with this Section 7(b) is deemed to have granted, issued or sold, any shares of Common Stock (including the granting, issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding any Excluded Securities granted, issued or sold or deemed to have been granted, issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 7(b)), the following shall be applicable:

(i) Issuance of Options. If the Corporation in any manner grants, issues or sells (or enters into any agreement to grant, issue or sell) any Options and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Common Stock Equivalents issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting, issuance or sale of such Option for such price per share. For purposes of this Section 7(b)(i), the “lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting, issuance or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Common Stock Equivalent issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Common Stock Equivalent issuable upon exercise of any such Option or otherwise pursuant to the terms thereof, minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) with respect to any one share of Common Stock upon the granting, issuance or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Common Stock Equivalent issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration (including, without limitation, consideration consisting of cash, debt forgiveness, assets or any other property) received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms thereof or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalent.

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(ii) Issuance of Common Stock Equivalents. If the Corporation in any manner issues or sells (or enters into any agreement to issue or sell) any Common Stock Equivalents and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale (or the time of execution of such agreement to issue or sell, as applicable) of such Common Stock Equivalents for such price per share. For the purposes of this Section 7(b)(ii), the “lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to one share of Common Stock upon the issuance or sale (or pursuant to the agreement to issue or sell, as applicable) of the Common Stock Equivalents and upon conversion, exercise or exchange of such Common Stock Equivalent or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Common Stock Equivalent for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) with respect to any one share of Common Stock upon the issuance or sale (or the agreement to issue or sell, as applicable) of such Convertible Security plus the value of any other consideration received or receivable (including, without limitation, any consideration consisting of cash, debt forgiveness, assets or other property) by, or benefit conferred on, the holder of such Common Stock Equivalent (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalent or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 7(b)(ii), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Common Stock Equivalents, or the rate at which any Common Stock Equivalents are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 7(c) below), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Common Stock Equivalent provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 7(b)(iii), if the terms of any Option or Common Stock Equivalent (including, without limitation, any Option or Common Stock Equivalent that was outstanding as of the issuance date) are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Common Stock Equivalent and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(b) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

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(iv) Calculation of Consideration Received. If any Option and/or Common Stock Equivalent and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Corporation (as determined by the Holder, the “Primary Security”, and such Option and/or Common Stock Equivalent and/or Adjustment Right, the “Secondary Securities” and together with the Primary Security, each a “Unit”), together comprising one integrated transaction, the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be the lower of (x) the purchase price of such Unit, (y) if such Primary Security is an Option and/or Common Stock Equivalent, the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise or conversion of the Primary Security in accordance with Section 7(b)(i) or 7(b)(ii) above and (z) the average VWAP of the Common Stock on any Trading Day during the five (5) Trading Day period (the “Adjustment Period”) immediately following the public announcement of such Dilutive Issuance (for the avoidance of doubt, if such public announcement is released prior to the opening of the Principal Market on a Trading Day, such Trading Day shall be the first Trading Day in such five Trading Day period and if any shares of Series C Preferred Stock are converted, on any given Conversion Date during any such Adjustment Period, solely with respect to such number of shares of Series C Preferred Stock converted on such applicable Conversion Date, such applicable Adjustment Period shall be deemed to have ended on, and included, the Trading Day immediately prior to such Conversion Date). If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Corporation therefor. If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Common Stock Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Common Stock Equivalents (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Corporation and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

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(v) Record Date. If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Common Stock Equivalents or (B) to subscribe for or purchase shares of Common Stock, Options or Common Stock Equivalents, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(c) Pro Rata Distributions. During such time as the Series C Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Series C Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock equal to the greater of (i) the number of Conversion Shares issuable upon conversion of all shares of Series C Preferred Stock held by such Holder pursuant to Section 6(c), and (ii) the number of Conversion Shares issuable upon conversion of all shares of Series C Preferred Stock held by such Holder pursuant to Section 6(d), (in each case, without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d) Reserved.

(e) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(f) Voluntary Adjustment. Subject to the rules and regulations of the Principal Market, the Corporation may at any time, without the prior written consent of the Required Holders, reduce (but not increase) the then-current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors.

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(g) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each record Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series C Preferred Stock, and shall cause to be delivered by facsimile or email to each record Holder at its last facsimile number or email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Series C Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Certain Negative Covenants. Without the consent of the Required Holders, the Corporation shall not cause or permit any subsidiary to:

(a) fail to pay, when due, or within any applicable grace period, any payment with respect to Indebtedness in excess of five hundred thousand dollars ($500,000) due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Corporation and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with generally accepted accounting principles) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of five hundred thousand dollars ($500,000), which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default, that has not been waived, under any agreement binding the Corporation or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Corporation or any of its Subsidiaries, individually or in the aggregate;

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(b) incur any Indebtedness, other than Permitted Indebtedness; or

(c) incur any Liens, other than Permitted Liens;

Section 9. Ranking. Except to the extent that the Required Holders expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below), all shares of Common Stock, shares of Series A Preferred Stock, shares of Series B Preferred Stock, and all capital stock of the Corporation authorized or designated after the date of the designation of the Series C Preferred Stock shall be junior in rank to the Series C Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation. Without limiting any other provision of this Certificate of Designation, without the prior express consent of the Required Holders, voting separate as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series C Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”) or (ii) of pari passu rank to the Series C Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”).

Section 10. Redemption.

(a) Holder Optional Redemption. At any time after the two (2) year anniversary of the Original Issue Date, the Holder shall have the right to redeem all or less than all, of the shares of Series C Preferred Stock held by such Holder (the “Holder Optional Redemption Amount”) on the Holder Optional Redemption Date (each as defined below) (a “Holder Optional Redemption”). The shares of Series C Preferred Stock subject to redemption pursuant to this Section 10(a) shall be redeemed by the Corporation in cash at a price (the “Holder Optional Redemption Price”) equal to the greater of (i) the Conversion Amount being redeemed as of the Holder Optional Redemption Date and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed as of the Holder Optional Redemption Date multiplied by (2) the greatest closing sale price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Holder Optional Redemption Notice Date and ending on the Trading Day immediately prior to the date the Corporation makes the entire payment required to be made under this Section 10. The Holder may exercise its right to require redemption under this Section 10 by delivering a written notice thereof by electronic mail (the “Holder Optional Redemption Notice” and the date the Corporation received such notice is referred to as the “Holder Optional Redemption Notice Date”). The Holder Optional Redemption Notice shall (x) state the date on which the Holder Optional Redemption shall occur (the “Holder Optional Redemption Date”) which date shall not be less than twenty (20) Trading Days following the Holder Optional Redemption Notice Date, (y) the number of shares of Series C Preferred Stock subject to such Holder Optional Redemption, and (z) state the aggregate Conversion Amount of the shares of Series C Preferred Stock which is being redeemed in such Holder Optional Redemption from such Holder pursuant to this Section 10 on the Holder Optional Redemption Date. The Corporation shall deliver the applicable Holder Optional Redemption Price to the Holder in cash on the applicable Holder Optional Redemption Date. Notwithstanding anything herein to the contrary, at any time prior to the date the Holder Optional Redemption Price is paid, in full, the Holder Optional Redemption Amount may be converted, in whole or in part, by any Holder into shares of Common Stock pursuant to Section 6. All Conversion Amounts converted by a Holder after the Holder Optional Redemption Notice Date shall reduce the Holder Optional Redemption Amount of the shares of Series C Preferred Stock of such Holder to be redeemed on the Holder Optional Redemption Date.

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(b) Mandatory Redemption.

(i) Unless previously converted into Conversion Shares as contemplated hereby, any shares of Series C Preferred Stock issued and outstanding as the date of the occurrence of any Mandatory Redemption Event the “Mandatory Redemption Date”) shall, at the option of the then Holder(s), be subject to mandatory redemption and repurchase by the Corporation, at the Per Share Redemption Price. Any Holder of Series C Preferred Stock seeking to redeem its Series C Preferred Stock shall, at any time following the occurrence of a Mandatory Redemption Event (the “Mandatory Redemption Period”), deliver a notice to the Corporation of such Holder’s intention to effect a mandatory redemption of his or its Series C Preferred Stock (the “Mandatory Redemption Notice”). Payment of the Redemption Amount, as set forth in a timely delivered Mandatory Redemption Notice, shall be paid by the Corporation in immediately available funds to the Holder or his designees on a date (the “Redemption Date”) which shall be not later than ten (10) Business Days following the date of the Mandatory Redemption Notice.

(c) Mandatory Redemption Event. Upon the occurrence and continuance of one of the following redemptions events in Sections 10(c)(i) – 10(c)(xiii) below (each a “Mandatory Redemption Event”), the Holder, at its sole discretion, may require a mandatory redemption by the Corporation of the Redemption Amount (such amount pursuant to this Section 10(c), the “Mandatory Redemption Amount”) within ten (10) Business Days after written notice from the Holder to the Corporation (each occurrence being a “Mandatory Redemption Date”), provided, however, that such period shall not apply to Section 10(c)(v) below:

(i) Failure to Pay Dividends or Other Amounts.

(A) The Corporation fails to pay, when due, any dividend in accordance herewith.

(B) The Corporation fails to pay, when due, any amounts payable by the Corporation to the Holder in accordance herewith or pursuant to any other Transaction Document and such failure to pay, if subject to cure, continues for a period of twenty (20) calendar days after notice of such failure to pay is given by the Holder.

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(ii) Material Breach of Contract.

(A) The Corporation breaches any material covenant or other term or condition of this Certificate of Designation or the other Transaction Documents, and such breach, if subject to cure, continues for a period of ten (10) calendar days after notice of such breach is given by the Holder.

(B) The Corporation or any Subsidiary breaches any material covenant or other term or condition of, or receives notice of termination or threatened termination of, any Material Agreement and such breach, if subject to cure, continues for a period of, or such notice is not rescinded within, ten (10) calendar days after notice of such breach or termination or threatened termination is received by the Corporation or any Subsidiary.

(iii) Material Breach of Representations and Warranties.

(A) Any material representation or warranty of the Corporation made herein or in the other Transaction Documents shall have been false or misleading when made and shall not be cured, if subject to cure, for a period of ten (10) calendar days after notice of such false or misleading material representation or warranty is given by the Holder.

(B) Any material representation or warranty of the Corporation or any Subsidiary made in any Material Agreement shall have been false or misleading when made and shall not be cured, if subject to cure, for a period of ten (10) calendar days, after notice of such false or misleading representation or warranty is received by the Corporation or any Subsidiary.

(iv) Default of Indebtedness. The occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of three hundred thousand dollars ($300,000) of Indebtedness of the Corporation or any Subsidiary, other than with respect to any Permitted Indebtedness, in which case only if such default, redemption, or acceleration, as applicable, remains uncured for a period of at least five (5) Trading Days.

(v) Bankruptcy.

(A) Any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any Subsidiary and, if instituted against the Corporation or any Subsidiary by a third party, shall not be dismissed within thirty (30) days of their initiation.

(B) The commencement by the Corporation or any Subsidiary (other than a Subsidiary with nominal assets and liabilities) of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Corporation or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Corporation or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a uniform commercial code foreclosure sale or any other similar action under federal, state or foreign law.

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(C) The entry by a court of (i) a decree, order, judgment or other similar document in respect of the Corporation or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Corporation or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Corporation or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days.

(vi) Material Adverse Effect. The occurrence of a Material Adverse Effect.

(vii) Failure to Cause or Maintain an Effective Registration Statement.

(A) The failure of the applicable Registration Statement (as defined in the Registration Rights Agreement) to be filed with the Commission on or prior to the date that is five (5) calendar days after the applicable Filing Deadline (as defined in the Registration Rights Agreement) or the failure of the applicable Registration Statement to be declared effective by the Commission on or prior to the date that is five (5) calendar days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement).

(B) While the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or such Registration Statement (or the prospectus contained therein) is unavailable to any holder of Registrable Securities (as defined in the Registration Rights Agreement) for sale of all of such holder’s Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) consecutive days or for more than an aggregate of ten (10) calendar days in any 365-day period (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement)).

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(viii) Eligible Market.

(A) The suspension (or threatened suspension) from trading or the failure (or threatened failure) of the shares of Common Stock to be traded or listed (as applicable) on an Eligible Market for a period of one (1) Trading Day.

(B) The delisting or removal from quotation of the shares of Common Stock from an Eligible Market.

(ix) Conversion Failure. The Corporation (A) fails to cure a Conversion Failure by delivery of the required number of shares of Common Stock within five (5) Trading Days after the applicable Conversion Date or exercise date (as the case may be) or (B) provides notice, written or oral, to any Holder, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any shares of Series C Preferred Stock into shares of Common Stock that is requested in accordance with the provisions of the Certificate of Designation, other than pursuant to Section 6(e);

(x) Failure to Remove Restrictive Legends. The Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holder upon conversion of any shares of Series C Preferred Stock acquired by the Holder pursuant to the Purchase Agreement as and when required by the Purchase Agreement, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) days.

(xi) Failure to Obtain Stockholder Approval. The Corporation’s failure to obtain the Stockholder Approval as required pursuant to the terms of the Purchase Agreement.

(xii) Equity Condition Failures. The occurrence of any of the following:

(A) the Market Capitalization as reported at the close of trading on the Principal Market is lower than $10,000,000 for at least five (5) Trading Days during any seven (7) Trading Day period.

(B) the occurrence of a Fundamental Transaction or the Corporation’s entry into any agreement to effect a Fundamental Transaction; or

(C) the consummation of any Equity Conditions Failure (unless waived in writing by the Required Holders).

(xiii) Failure to Redeem. The Corporation’s failure to redeem the shares of Series C Preferred Stock within two (2) Trading Days of the two (2) year anniversary of the issuance date of such shares of Series C Preferred Stock as required by this Certificate of Designation.

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Section 11. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders or the Corporation hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to (i) the Corporation at NextNRG, Inc., 407 Lincoln Rd. #9F, Miami Beach, Florida 33139 Attention: Michael D. Farkas, email address mdf@nextnrg.com or such other email address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11 or (ii) the applicable Holder at the most current address for such Holder, in the Corporation’s records, or such other email address or address as such Holder may specify for such purposes by notice to the Corporation delivered in accordance with this Section 11. Any and all notices or other communications or deliveries to be provided by the Corporation or the Holders hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service addressed to each record Holder or at the email address or address of such Holder appearing on the books of the Corporation or to the Corporation at the address set forth above. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email at the email address set forth in this Section 11 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email at the email address set forth in this Section 11 on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages on the shares of Series C Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Series C Preferred Stock Certificate. If a Holder’s Series C Preferred Stock certificate, if any, shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate, or upon election of the Holder, a statement of book-entry, registered in the name of the Holder or its designee, for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Wilmington, New Castle County, Delaware (the “Delaware Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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(e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f) Amendment. This Certificate of Designation or any provision hereof may be amended and/or restated by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting, each in accordance with the laws of the State of Delaware and the Certificate of Incorporation, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the laws of the State of Delaware and the Certificate of Incorporation.

(g) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(j) Status of Converted or Redeemed Series C Preferred Stock. If any shares of Series C Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock of the Corporation and shall no longer be designated as Series C Preferred Stock.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 13th day of August, 2026.

Name:	Michael D. Farkas
Title:	Chief Executive Officer

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE HOLDER IN ORDER TO CONVERT SHARES OF SERIES C PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series C Preferred Stock indicated below into Conversion Shares according to the conditions hereof, as of the date written below. If Conversion Shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to a Holder for any conversion, except for any such transfer taxes. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Non-Voting Preferred Stock.

Conversion calculations:

Date to effect conversion:

Number of shares of Series C Preferred Stock owned prior to conversion:

Number of shares of Series C Preferred Stock to be converted:

Stated Value of shares of Series C Preferred Stock to be converted:

Number of Conversion Shares to be issued:

Applicable Conversion Price:

☐ Market Price: $_______

☐ Conversion Price: $_______

☐ Alternate Conversion Price: $_______

Number of shares of Series C Preferred Stock subsequent to conversion:

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ANNEX B

ACKNOWLEDGMENT

The Corporation hereby (a) acknowledges this Notice of Conversion, (b) certifies that the above indicated number of shares of Common Stock [are][are not] eligible to be resold by the Holder either (i) pursuant to Rule 144 (subject to the Holder’s execution and delivery to the Corporation of a customary 144 representation letter) or (ii) an effective and available registration statement and (c) hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Corporation and acknowledged and agreed to by ________________________.

NEXTNRG, INC.

By:
Name:
Title:

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